EXPLORATION EARN-IN AGREEMENT

THIS EXPLORATION EARN-IN AGREEMENT (the “Agreement”) is made and entered into as of March 29, 2010 (the “Effective Date”), by and between AuEx, Inc. (“AuEx”), a Nevada corporation, whose address is 940 Matley Lane, Suite 17, Reno, Nevada 89502, and Liberty Silver Corp. (LBSV), a Nevada corporation, whose address for purposes hereof is 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89161.

RECITALS

A.

AuEx is the holder of a Lease and Sublease Agreement from Newmont Mining Corp. (the “Newmont Lease”), covering the Trinity Silver Project (“TSP”) located in Pershing County, Nevada, a copy of which is attached herewith as “Exhibit A-1”. The lands controlled by AuEx forming the TSP are more particularly described on Exhibit “A-2” attached to this Agreement.

B.

AuEx desires to grant to LBSV and LBSV desires to acquire the exclusive right to explore, evaluate and develop the TSP, and to earn a 70% undivided interest in the TSP, and all easements, rights-of-way, water rights and other appurtenances associated therewith (collectively, the “Property”), pursuant to the terms and conditions of this Agreement and the Newmont Lease.

AGREEMENT

NOW, THEREFORE, for and in consideration of the Initial Payment (as defined in paragraph A. 1(a)), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, and the mutual promises, covenants and conditions herein contained and recited, AuEx and LB SV agree as follows:

A.

GRANT OF EARN-IN RIGHTS

1.

AuEx hereby grants to LBSV the exclusive right and option to acquire a 70% undivided interest in the Property for the following consideration:

(a)

LBSV agrees to pay to AuEx the amount of US$25,000 upon execution of this Agreement (the “Initial Payment”)

(b)

In addition, in order to vest its 70% interest in the Property, LB SV is required to produce a Bankable Feasibility Study by the seventh anniversary of the Effective Date and to expend a minimum of US$5,000,000 (the “Aggregate Work Obligation”) in Exploration and Development Expenses (as defined in Exhibit B) including claim maintenance fees and related filing and recording expenses incurred by LBSV with respect to the TSP, (but excluding charges for administration costs) as follows:

1st agreement year US$500,000 (including the payment to AuEx)

2nd agreement year US$1,000,000

3rd agreement year US$1,000,000

4th agreement year US$1,000,000

5th agreement year US$1,000,000

6th agreement year US$500,000

Any excess expenditure in any year shall be carried forward and applied to subsequent years’ expenditure requirements, and the expenditures may be accelerated by LBSV in its sole discretion. LBSV shall provide AuEx with a report of its Exploration and Development Expenses incurred on or for the benefit of the Property, not later than 60 days after the end of each Agreement year. If LSV elects not to meet the minimum work obligation during any Agreement year but desires to keep this Agreement in fill force and effect, or if for any reason it is subsequently determined that the minimum work obligation was not completed during any Agreement year, then, in order to keep the Option in good standing LBSV shall pay the amount of any agreed-upon deficiency to AuEx, within 30 days after the parties reach agreement as to the amount of the deficiency, or as the parties may otherwise agree.

(c)

If LBSV elects to terminate its interest in the Option without vesting an interest by completing a Bankable Feasibility Study by the seventh anniversary of the Effective Date, but has expended a minimum of US$3 million (including all claims and claims maintenance fees), it shall be entitled to a 4% net smelter returns royalty (“NSR”) capped at twice its expenditure (excluding overhead) on the Property. For the purposes of this paragraph the definition of NSR is referred to on Exhibit D attached hereto.

(d)

LBSV shall be the operator and shall have fill control over the content of work programs and annual expenditure amounts during the earn-in period. LBSV’s rights shall also include all other rights necessary or incident to or for the performance of its activities under this Agreement, including, but not limited to, the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property. Notwithstanding any other provision of this Agreement to the contrary, the timing, manner, nature and extent of any exploration, development, or any other activities or operations on the TSP under this Agreement shall be in the sole discretion of LBSV, and there shall be no express or implied covenant under this Agreement to begin or continue any such operations or activities (LBSV’s agreement to make the payments to AuEx and to maintain the Claims being acknowledged by AuEx as sufficient consideration for all of the rights granted to LBSV under this Agreement).

B.

TRANSFER OF INTEREST

I.

Upon LBSV having made the payments to AuEx in accordance with paragraph A.l(a) and having timely completed the Bankable Feasibility Study, LBSV shall provide AuEx with written notice of such completion together with a copy of the Bankable Feasibility Study. AuEx shall review the document and notify LBSV within 30 days that they have vested a 70% undivided interest in the Property without any further action being required of it. AuEx shall deliver to LBSV a special warranty deed (in form and substance reasonably acceptable to LMC) conveying to LBSV a 70% undivided interest in the Property, free and clear of all liens, claims and encumbrances arising by, through or under AuEx other than the residual rights held by Newmont. At the same lime as the special warranty deed is delivered, the parties shall execute and deliver the joint venture agreement referred to in Section B.2.

2.

Upon LBSV having acquired a 70% undivided interest in the Property, LBSV and AuEx shall enter into a formal joint venture agreement, generally in accordance with the Rocky Mountain Mineral Law Foundation Exploration, Development and Mine Operating Agreement (Model Form 5A), or as the parties otherwise agree, and including the concepts set forth in Section E below, LBSV will be operator of the joint venture. The parties agree to begin good faith negotiations of the joint venture agreement at any time during the period during which LBSV has the right to exercise the Option (the “Earn-In Period”) when requested by LBSV.

C.

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.

AuEx represents and warrants to LSV that:

(a)

The TSP is accurately described in Exhibit “A-1” and “A-2 attached hereto, AuEx is the lessee thereof and is in exclusive possession thereof; and the Property is free and clear of all liens, claims, and encumbrances,

(b)

As to each of the Claims, subject to the paramount tile of the United States of America: (i) the Claims were properly located and monumented, free and clear of any conflicting claims of which AuEx is aware, (ii) location notices and certificates and required maps were properly posted, recorded and filed for each of the Claims; (iii) all filings and recordings required to maintain the Claims in good standing through the Effective Date of this Agreement, including evidence of timely payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices; and (iv) all required annual claim maintenance fees, BLM fees and other payments necessary to maintain the Claims through the assessment year ending September 1, 2010, have been timely and properly made.

(c)

All operations and activities conducted by or on behalf of AuEx on the Claims have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation Environmental Laws.

(d)

AuEx is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing under the laws of the State of Nevada. AuEx has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(e)

There are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Claims or any interest therein by any other person or entity.

(f)

AuEx is the sole lessee of a 100% interest in the TSP.

(g)

The entering into of this Agreement and the performance by AuEx of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of; or accelerate the performance required by any contract or other commitment to which AuEx is a party or by which it is bound.

(h)

All requisite corporate action on the part of AuEx, and on the part of its officers, directors, and shareholders, necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be, legal, valid, and binding obligations of it enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(i)

To the best of its knowledge, information and belief; there are no adverse environmental conditions at the Property that could result in a violation of or liability under any federal, state or local laws, rules or regulations concerning protection of the environment or human health and safety (“Environmental Laws”). In conducting activities on the Property, AuEx has complied with all applicable Environmental Laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by AuEx under any Environmental Laws. AuEx has not received notification from any person, including without limitation, any govermnental authority, of any potential breach or alleged breach of any applicable Enviromnental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property. AuEx has not received any notification of and has no knowledge of the presence of any contaminants (including hazardous substances or materials, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and AuEx has not been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil or water in, on or under the Property.

(j)

To the best of knowledge of AuEx, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing and reclamation operations on the Property from being obtained, as and when necessary.

(k)

AuEx has obtained all consents required under any agreements to which it is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary for it to execute, deliver and perform its obligations under this Agreement.

(l)

There are no actions, suits or proceedings pending or, to the knowledge of AuEx, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of AuEx, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

(m)

AuEx will assist LBSV in making applications for required exploration permits or other required approvals from regulatory authorities required in order to conduct exploration on the Property.

2.

LBSV represents and warrants to AuEx that:

(a)

LBSV is duly incorporated under the laws of Nevada and is in good standing. LBSV has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(b)

The entering into of this Agreement and the performance by LBSV of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which LBSV is a party or by which it is bound.

(c)

All requisite corporate action on the part of LBSV, and on the part of its officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be legal, valid and binding obligations of its enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)

LBSV has obtained all consents required under any agreement to which it is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary for it to execute, deliver and perform its obligations under this Agreement.

(e)

In the event that LBSV requests that AuEx assist in specified exploration and development activities to be conducted on or for the benefit of the Property, the provisions contained in Exhibit C shall apply.

D.

TERMINATION OF AGREEMENT

1.

LBSV may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to AuEx. Upon expiry of the 30 day notice period, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. Upon such termination, LSV shall have no further obligation to incur Exploration and Development Expenses on or for the benefit of the Property and shall have no further obligations or liabilities to AuEx under this

Agreement or with respect to the Property (including without limitation liability for lost profits or consequential damages as a result of an election by LBSV to terminate this Agreement), other than (a) as set forth in the remainder of this paragraph, and (b) to reclaim (in accordance with applicable law) any disturbances of the Property made by LBSV. AuEx hereby agrees to grant LBSV such access to the Property as is reasonably necessary to complete any required reclamation. At any time LBSV may, at its option, terminate its interest in some but less than all of the Claims by written notice to AuEx, provided that if such notice (or notice of termination of this Agreement in its entirety) is received by AnEx after June 30th of any year, LBSV shall remain obligated to pay the claim maintenance fees (and make all filings and recordings required in connection therewith) for those Claims to which such termination applies for the upcoming assessment year. To the extent LBSV terminates its interest in some but less than all of the Claims, this Agreement shall remain in full force and effect with respect to the remaining Claims.

2.

In the event LBSV is in default in the observance or performance of any of LBSV’s covenants, agreements or obligations under this Agreement, AuEx may give written notice of such alleged default specifying the details of same. LBSV shall have 30 days following receipt of said notice (or, in the event LBSV in good faith disputes the existence of such a default, 30 days after a final, non-appealable order of a court of competent jurisdiction finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default. If LBSV does not cure or diligently commence to cure such default by the end of the applicable 30-day period, then AuEx shall have the right to terminate this Agreement by providing 30 days advance written notice to LBSV. In the event of such termination, the provisions of Section D.l shall apply with respect to the parties’ ongoing obligations and liabilities.

E.

PARTICIPATION AT THE JOINT VENTURE STAGE

1.

During the Earn-In Period LBSV will fund all Exploration and Development Expenses on the Property and will be the operator.

2.

At such time as LBSV earns a 70% undivided interest in the Property, the parties will thereafter participate in expenditures on the Property in accordance with their respective interests therein, or have their interest diluted in accordance with a straight-line dilution formula, as set forth in the joint venture agreement.

3.

If through dilution the interest of a party is reduced to less than 10%, then that party’s participating interest shall automatically be converted to a 3% NSR interest. Should third party claims be acquired with royalties within the Area of Interest, the 3% royalty described above would be reduced by the amount of such royalty but not below 1%. This reduction does not apply to the royalty described in section A (c) above.

4.

Capitalized terms used in this Section E but not defined herein shall have the meaning ascribed to them in Model Form 5A.

F.

RIGHTS DURING EARN-IN PERIOD

1.

During the Earn-In Period, LBSV and its employees, agents and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, development or other mining work thereon and thereunder as they desire consistent with the Newmont Lease and as is permitted by federal and Nevada laws. LBSV’s activities on the Property may include any activities for which the costs would qualify as Exploration and Development Expenses, as well as the removal of mineral samples for the purpose of, and in amounts appropriate for, testing such mineral samples, including bulk sampling, and in addition LBSV shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as LBSV may deem necessary or desirable to carry out such activities.

2.

LBSV in its sole discretion will decide any matter concerning the conduct of its prospecting, exploration, development or other mining activities on the Property.

3.

In the conduct of its exploration, development and other activities on the Property, LBSV shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, development, mining and reclamation.

4.

LBSV, so long as it has not terminated this Agreement in whole or in part, shall be responsible for timely payment of required claim maintenance fees, property taxes, and any other payments required to maintain the Property. LBSV shall also be responsible for timely filing and recording of all documents required to evidence the payment of required claim maintenance fees. As long as it complies with the obligations set forth in this Section F.4, LBSV shall have no liability whatsoever to AuEx as a result of a loss of any of the Claims due to a challenge by any third party or the U.S. government. (how much are annual property taxes?)

5.

Subject to AuEx’s prior written approval (which shall not be unreasonably withheld), LBSV shall have the full, exclusive right, but not the obligation, to abandon (including abandonment and relocation as millsites), relocate, amend, defend contests or adverse actions or suits and negotiate settlement thereof with respect to any and all of the Claims, and AuEx shall cooperate with LBSV and shall execute any and all documents necessary or desirable in the opinion of LBSV to further such amendments, relocations, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. LBSV shall not be liable to AuEx for the loss of any of the Claims as a result of such abandonments, amendments, relocations, contests or adverse actions or suits, so long as the same are undertaken in good faith.

6.

All exploration and related data generated by either party must be provided to both parties in as close to near real time as reasonable. This includes having AuEx on the email list for copies of preliminary and final assay results, draft and final reports and other time sensitive material. In addition, AuEx may request copies of any other data or information pertaining to the TSP at any time arid this must be provided by LBSV within a reasonable time frame.

G.

FORCE MAJEURE

If LBSV should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of LSV, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, native title claims, inability to obtain required governmental permits or approvals in a timely manner, government regulation or interference (but excluding a lack of funds), then any such failure on the part of LBSV to so perform shall not be deemed to be a breach of this Agreement and the time within which LBSV is obliged to comply with any terms, covenants or conditions of this Agreement shall be extended by the period of all such delays. LBSV shall give notice in writing to AuEx forthwith and for each new cause of delay or prevention shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall also give notice immediately following the date that such cause ceases to exist.

H.

AREA OF INTEREST

1.

My interest or rights to acquire (a) any interest in mining claims or in other real property interests within the area described in Exhibit “A-2” (the Area of Interest”) or (b) contiguous claims that may extend beyond the Area of Interest, acquired during the Earn-In Period by or on behalf of either party or any affiliate or subsidiary of either party shall become subject to the terms and provisions of this Agreement in accordance with the provisions of Section H.2.

2.

Within 30 days after the acquisition of such additional property, all or any portion of which lies within the Area of Interest (or constitutes contiguous claims that may extend beyond the Area of Interest), the acquiring party shall notify the other party of such acquisition. Such notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby, and the acquisition cost. In addition to such notice, the acquiring party shall make any and all information concerning the additional property available to the other party. The other party shall then have 30 days after receipt of such notice and information to elect in its sole discretion to include such additional interest in the Property.

3.

All costs incurred by LBSV for acquiring additional property that becomes subject to this Agreement shall accrue toward the LBSV Aggregate Work Obligation. Should AuEx be the acquiring party and LBSV elect to accept the additional property into the Property, LBSV shall reimburse AuEx for its acquisition costs, and the amount of such reimbursement shall accrue toward the Aggregate Work Obligation.

4.

II a party elects not to include such an additional interest as part of the Property, then with respect to that additional interest, either party shall be free to take actions with respect to and dispose of such interest without any obligation to the other party.

5.

All real property interest and any new claims accepted to the Property must be acquired in the name of AuEx, Inc until such time as LBSV has vested its 70% interest in the TSP.

I.

ASSIGNMENT

1.

This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. LBSV may, upon the prior written approval of AuEx, which approval shall not be unreasonably withheld, assign this Agreement to other parties that are not affiliated with LBSV at any time, provided that the assignee agrees in writing to assume all LSV’s obligations under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), LBSV shall have no further obligations or liabilities under this Agreement. At any time, and without the consent of AuEx, LBSV may assign this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of LBSV’s obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, LBSV); (b) in connection with a pledge by LBSV for financing purposes, (e) in connection with a corporate merger or reorganization involving LBSV, or (d) in connection with a sale of all or substantially all of LBSV’s assets. Upon LBSV’s prior written approval, which approval shall not be unreasonably withheld, AuEx may assign its interest in the Property and this Agreement to a third party, provided that any such third party must agree in writing to be bound by all of the terms and conditions of this Agreement,

2.

If at any time during the En-In Period (a) either party decides to sell or otherwise convey any interest in the Property or this Agreement, or (b) either party’s owner decides to sell a controlling interest in the ownership of that party, the other party shall have the right of first refusal to acquire that party’s interest in the Property and this Agreement, on the same terms and conditions as the conveying party (or its owner) would be willing to accept from (or as have been proposed by) a third party. If either party desires to sell or otherwise convey any interest in the Property or this Agreement, the conveying party shall provide a notice to the other party with the proposed terms and conditions it would accept for such interest (and if that desire is based on an offer from a third party, a copy of the proposed contract or terms). If either party’s owner is considering selling a controlling interest in that party, such notice shall describe the monetary consideration ascribed to that party’s interest in the Property and this Agreement or that the owner would be willing to accept for that interest prior to such a sale. If the consideration for the proposed transaction is partially or completely non-monetary, the conveying pasty (or its owner) shall also supply information as the monetary equivalent of such consideration. The other party shall then have 90 days to decide whether to exercise its right of first refusal. If the other party exercises its right of first refusal, the parties shall promptly proceed to consummate the proposed transaction, for the consideration (or its monetary equivalent) and on the terms and conditions set forth in the notice from the conveying party (or its owner). If the other party elects not to exercise its right of the first refusal, the conveying party (or its owner) shall then have a period of 90 days to consummate the conveyance of its interest in the Property or this Agreement (or a controlling interest in the ownership of that party) to a third party, on the same terms and conditions as had been offered to the other party. If that conveyance to a third party is not completed during the 90-day period, the other party’s right of first refusal shall be reinstated.

J.

INDEMNIFICATION

1.

LBSV agrees to indemnify, defend and hold harmless AuEx (and its officers, directors, successors and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by AuEx and its successors as a result of: (a) any breach by LBSV of any of its representations, warranties and covenants set forth in this Agreement, or (b) any operations or activities engaged in by LBSV on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or hazardous materials which may arise after the Effective Date of this Agreement and that is caused by LBSV.

2.

AuEx agrees to indemnify, defend and hold harmless LBSV (and its officers, directors, successors and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by LBSV and its successors as a result of: (a) any breach by AuEx of any of its representations, warranties and covenants set forth in this Agreement, or (b) any operations or activities engaged in by AuEx on the Property, including without limitation any matter, condition or state of fact involving Enviromnental Laws or hazardous materials which may exist prior to the Effective Date of this Agreement or which may arise after the Effective Date of this Agreement and that is caused by AuEx.

3.

The parties hereto, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this Section J relate, shall give written notice to the other party setting forth the fact relating to the claim, damage, or loss, if available, and the estimated amount of the same. “Promptly” for purposes of this paragraph shall mean giving notice within 5 days. Failure to receive prompt notification shall not relieve either party of its indemnification obligations hereunder unless such party is materially prejudiced thereby. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to (i) participate at its own expense in the defense or investigation of any claim or lawsuit or (ii) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably. If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Section J hereof to be paid by the indemnifying party. Upon the indemnified party’s furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Section J relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within 10 days after receipt of such estimate.

K.

CONFIDENTIALITY

1.

All data and information coming into possession of AuEx or LBSV by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

(a)

as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;

(b)

as may be required by a party in the prosecution or defense of a lawsuit or other legal or administrative proceedings;

(c)

as required by a financial institution in connection with a request for financing relating to development or mining activities; or

(d)

as may be required in connection with a proposed conveyance to a third party of an interest in the Property or this Agreement, provided such third party agrees in writing in a manner enforceable by the other party to abide by all of the provisions of this Section K with respect to such data and information.

2.

To the extent either party intends to disclose data or information via press release or other similar format as described in Section K. 1(a), the disclosing party shall provide the other party with not less than five business days notice of the text of the proposed disclosure, and the other party shall have the right to comment on the same.

L.

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties relating to the Property.

M.

DISPUTE RESOLUTION

The parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section M. For purposes of this Section M, the party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party of the nature of the asserted dispute. Within seven business days after receipt of such notice, the President of LBBSV and the President of AnEx shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall each prepare and, within seven business days after their conference, circulate to the President of LBSV and the President of AuEx a memorandum outlining in reasonable detail the nature of the dispute. Within five business days after receipt of the memoranda, the individuals to whom the memoranda were addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either party may proceed with any legal remedy available to it; provided, however, that the parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section M shall not be used in any legal proceeding against the party that made such statement. Notwithstanding the foregoing, if LBSV has earned its undivided 70% interest in the Property in accordance with the provisions of Section B.l, and AuEx refuses to execute and deliver the deed referred to therein, the parties agree that LBSV may seek an order from a court requiring specific performance of that obligation, as an appropriate and necessary remedy under such circumstances, in addition to any other legal or equitable remedies that may be available.

N.

JOINT VENTURE OPERATION

1.

LBSV shall be the operator upon submission and acceptance of the Bankable Feasibility Study. The position of operator will thereafter be fulfilled by that party which has the greater interest in the Property unless that party agrees that the other party may act as operator. The operator shall be subject to possible replacement should he be negligent in his responsibilities, act fraudulently or not conduct the obligations of operator in a manner satisfactory to all parties.

2.

Annual programs and budgets will be reviewed and approved by a management committee comprised of members from LBSV and AuEx voting in proportion to their ownership interest. A unanimous approval shall be required if an annual budget is proposed to be modified by more than 25% or if a proposed annual budget exceeds a previous year annual budget by more than 50%.

3.

The Operator will be entitled to a 5% overhead fee for exploration and development related activities and a 3% overhead fee for mine construction and mine operations. The overhead fee will not apply to land lease payments or holding costs or to certain large invoice items as is customary and as the parties shall agree.

4.

The management committee will be formed generally in accordance with the provisions of Model Form 5A with committee members of each party holding collectively votes in proportion to the interests held by the party they represent.

5.

The decision to commence production shall be made by a unanimous approval of the management committee. If the minority party does not vote to commence production, the majority party may elect to move forward by providing the minority partners share of capital on the basis of a loan as defined in 7 below.

6.

All exploration and related data generated by either party must be provided to both parties in as close to near real time as reasonable. This includes having AuEx on the email list for copies of preliminary and final assay results, draft and final reports and other time sensitive material. In addition, AuEx may request copies of any other data or information pertaining to the TSP at any time and this must be provided by LBSV within a reasonable time frame.

7.

Project financing will be conducted by the operator on a 100% basis as one unified financing for the project. Both partners will seek to work in unison for one financing solution and each party will have consistent terms. Each party shall provide its proportionate shall of initial capital and the majority partner agrees to extend a loan to the minority partner for its share of capital should it so request. Said loan plus interest at Libor plus 4% would be paid back to the majority owner from 90% of the minority partner’s cash flow after deducting operating costs and project debt payment.

O.

GENERAL

1.

Notice to LBSV or to AuEx shall be sufficiently given if delivered personally, or if sent by prepaid mail or reputable overnight courier, or if transmitted by facsimile to such party:

(a)

in the case of a notice to LBSV at:

Liberty Silver Corp.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, Nevada 89161

Attention:

Terry Fields, President or John Pubs, Director

Terry Fields, Phone: 310 600 8757

John Pubs, Fax: FAX: 424-247-9519

(b)

in the case of a notice to AuEx at:

AuEx, Inc.

940 Matley Lane, Suite 17

Reno, NV 89502

Attention:

Ronald L. Parratt/Richard L. Bedell, Jr.

FAX:

775-337-1542

or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered to the party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day. Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

2.

Each of LBSV and AuEx shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

3.

This Agreement may be executed by each of LBSV and AuEx in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same agreement. The parties agree to execute and deliver a short form of this Agreement to be prepared by LBSV, which the parties agree LBSV may record in the official records of Pershing County.

4.

All dollar references in this Agreement are to the United States dollars.

5.

This Agreement, including all documents annexed hereto and other agreements, documents and other instruments delivered in connection herewith shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules as to conflicts of law) and the laws of the United States as applicable.

6.

The parties agree that this Agreement shall be construed to benefit the parties hereto and their respective permitted successors and assigns only, and shall not be construed to create any third party beneficiary rights in any other party or in any governmental organization or agency, except as specifically set forth in Section 10.

7.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

8.

No implied term, covenant, condition or provision of any kind whatsoever except for good faith and fair dealing shall affect any of the parties’ respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

9.

This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

10.

This Agreement is, and the rights and obligations of the parties are, strictly limited to the matters set forth herein. Subject to the provisions of Section H, each of the parties shall have the free and unrestricted right to independently engage in and receive the lull benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either party, whether adjacent to, nearby, or removed from the Property, arid neither party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

IN WITNESS WHEREOF, the parties have executed this Exploration and Development Agreement effective as of the date first set forth above.

AuEx, Inc.,
a Nevada corporation

By:	/s/Ronald Parratt
Name:	Ronald L. Parratt
Title:	President and CEO

Liberty Silver Corp.
a Nevada corporation

By:	/s/Terry R. Fields
Name:	Terry R. Fields
Title:	President

EXHIBIT A-1

APN #003-051-34; #003-051-38; #003-051-40; #003-091-07; #003-091-09; #003-091-13; #003-091-15; #003-091-24; #003-091-26; Recording Requested by, To Be Returned to: Newmont Mining Corporation 427 Ridge Street, Suite C Reno, Nevada 89501	244433	Book 397 Page 244 OFFICIAL RECORDS PERSHING COUNTY NEVADA RECORDED BY Edward N. Jackson 05-AUG-8 AM 11:48 Book 397 page 243 DARLENE MOURA COUNTY RECORDER 17-244433 INDEXED

MEMORANDUM OF AGREEMENT

Notice is hereby given that Newmont USA Limited, a Delaware corporation, d/b/a Newmont Mining Corporation (“Newmont”), and AuEx, Inc., a Nevada corporation (“Grantee”), have entered into a Minerals Lease and Sublease dated effective as of July 29, 2005, covering that certain property situated in Pershing County, Nevada, described in Exhibit 1 attached hereto (the “Property”), and the Area of Interest, as defined in Exhibit 2 hereto.  Said Minerals Lease and Sublease, in consideration of certain covenants and agreements set forth therein, including, but not limited to work commitments, provides that Newmont has leased or subleased exclusively to Grantee all of Newmont’s right, title and interest in and to the Property.

The Minerals Lease and Sublease grants to Newmont, a right of first offer on any transfer of Grantee’s interests in the Property or Area of Interest.  The Minerals Lease and Sublease also gives Newmont a right to either enter into a joint venture agreement covering the Property and any other real property intersts that Grantee holds or acquires within the Area of Interest, or receive a royalty on all mineral production from such properties.

IN WITNESS WHEREOF, this Memorandum has been executed effective as of the date first above written.

NEWMONT USA LIMITED

d/b/a NEWMONT MINING CORPORATION

By:	/s/Donald G. Karras
Name:	Donald G. Karras
Title:	Vice President

AUEX, INC.

By:	/s/Richard Bedell
Name:	Richard Bedell
Title:	Vice President

Book 397 Page 244

STATE OF COLORADO

)

)ss.

CITY AND COUNTY OF DENVER

)

This instrument was acknowledged before me on this 1st day of August, 2005, by Donald G. Karras as Vice President of NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

/s/ Eileen Green Lee
Notary Public
My commission expires November 2, 2008

STATE OF NEVADA

)

)ss.

COUNTY OF WASHOE

)

This instrument was acknowledged before me on this 29th day of July, 2005, by R. Bedell as Vice President of AUEX, INC.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

/s/Rhonda Shoolroy	RHONDA SHOOLROY Notary Public – State of Nevada Appointment Recorded in Washoe County No. 00-39919-2 Expires Feb28, 2008
Notary Public
My commission expires Feb 28, 2008

Book 397 Page 245

EXHIBIT 1

TO MEMORANDUM OF AGREEMENT

BETWEEN

NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION

AND AUEX, INC.

1.

Mining Claims.

The following 41 unpatented lode mining claims situated in Pershing County, Nevada in Sections 4 and 10, Township 29 North, Range 30 East, MBD&M:

Claim Name	BLM NMC

Seka 95-112	264542-264559
Seka 1-6, 8-16, 61-64, 73-76	243016-243030, 264508-264511, 264520-264523

2.

Leased Lands (Minerals Lease – 4,396.44 acres)

Newmont’s interest under that certain Minerals Lease (29-OSP-006) dated August 17, 1987, between Nevada Land and Resource Company, LLC, successor in interest to Southern Pacific Lane Company, and Newmont USA Limited, successor in interest to SFP Minerals Corporation, insofar and only insofar as it pertains to the following property:

Township 30 North, Range 30 East, MDB&M:
Section 27;	All (640 acres)
Section 33;	All (640 acres)
Section 35;	N1/2, SE1/4, N1/2SW1/4 (560 (acres)

Township 29 North, Range 30 East, MDB&M:
Section 3;	Lots 1-4, S1/2N1/2, S1/2 (All, 639.12 acres)
Section 5;	Lots 1-4, S1/2N1/2, S1/2 (All, 637.32 acres)
Section 11;	All (640 acres)
Section 17;	All (640 acres)

3.

Owned Lands – Surface & Minerals – (1,280 acres)

Newmont’s fee ownership interest insofar and only insofar as it pertains to the following property:

Township 29 North, Range 30 East, MDB&M:
Section 9;	All (640 acres)
Section 15;	All (640 acres)

Book 397 Page 246

EXHIBIT 1

TO MEMORANDUM OF AGREEMENT

BETWEEN

NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION

AND AUEX, INC.

AREA OF INTEREST

Pershing County, Nevada

Township 30 North, Range 30 East, MDB&M; Sections 32-35

Township 29 North, Range 30 East, MDB&M; Sections 2-5, 8-11, 14-17

EXHIBIT A-2

To

Exploration Earn-in Agreement

Trinity Silver Project, Pershing County, Nevada

1.

Mining Claims

The following 59 unpatented lode mining claims situated in Pershing County, Nevada in Sections 4, 10 and 16, Township 29 North, Range 30 East, MDB&M:

Claim Name

BLM NMC

Seka 95-112

264542-264559

Seka 1-6, 8-16, 61-64, 73-76

243016-243030, 264508-264511, 264520-264523

TS-1 to 18

930542-930559

2.

Leased Lands (Minerals Lease – 4,396.44 acres)

Newmont’s interest under that certain Minerals Lease (29-OSP-0006) dated August 17, 1987, between Nevada Land and Resource Company LLC, successor in interest to Southern Pacific Land Company, and Newmont USA Limited, successor in interest to SFP Minerals Corporation, insofar and only insofar as it pertains to the following property:

Township 30 North, Range 30 East, MDB&M:

Section 27;

All (640 acres)

Section 33;

All (640 acres)

Section 35;

N1/2, SE1/4, N1/2SW1/4 (560 acres)

Township 29 North, Range 30 East, MDB&M:

Section 3;

Lots 1-4, S½N½, S½ (All, 639.12 acres)

Section 5;

Lots 1-4, S½N½, S½ (All, 637.32 acres)

Section 11;

All (640 acres)

Section 17;

All (640 acres)

3.

Owned Lands –Surface & Minerals – (1,280 acres)

Newmont’s fee ownership interest insofar and only insofar as it pertains to the following property:

Township 29 North, Range 30 East, MDB&M:

Section 9;

All (640 acres)

Section 15,

All (640 acres)